US Oncology, Inc.
16825 Northchase Drive, Suite 1300	Exhibit 99.1
Houston, Texas 77060	News Release
www.usoncology.com

Contacts:
Bruce Broussard	Steve Sievert
Investor Relations	Public Relations
832.601.6103	832.601.6193
bruce.broussard@usoncology.com	steve.sievert@usoncology.com

US Oncology Issues Statement Regarding Impact of Legislation

Relating to Reimbursement for Prescription Drugs Under Medicare

HOUSTON, Dec. 1, 2003 – US Oncology, Inc. (Nasdaq: USON) today released the following statement:

Last week, the United States Congress passed a bill providing for a prescription drug benefit under the Medicare program. Outpatient oncology drugs were already covered by Medicare, but this new prescription drug benefit bill includes a significant reduction in reimbursement for oncology drugs administered in the community setting. Currently, physicians treating cancer patients receive under Medicare 95 percent of average wholesale price (AWP) for pharmaceuticals they administer to patients in the community setting.

Under the bill, Medicare reimbursement for most drugs used to treat cancer patients would be reduced to 85 percent of AWP in 2004, with the Secretary of Health and Human Services having the discretion to reduce reimbursement to 80 percent of AWP under certain circumstances relating to specific drugs. Starting in 2005, reimbursement would be based upon “average sales price” (ASP), and set at 106 percent of ASP. Drug makers would report the ASP to the government, but the Secretary of Health and Human Services would have authority to adjust payments for any drugs if the ASP does not reflect “widely available market prices.”

To partially offset the reductions in reimbursement for pharmaceuticals, the bill also increases the amount paid to oncologists for practice expenses other than drugs. The exact nature of the increase is not detailed in the bill, but based on the Congressional Budget Office’s analysis published on Nov. 20, 2003, the bill will cause Medicare spending for drug administration by outpatient medical oncologists to increase from 2003 amounts by approximately $.3 billion in 2004, $.4 billion in 2005 and $.3 billion in 2006. Significant discretion is given to the Secretary of Health and Human Services in implementing this increase.

Many details of the legislation, such as the precise nature of the increase in practice expense reimbursement, remain undefined. Also, the bill gives the Secretary of Health and Human Services discretion to implement many of its provisions, including setting ASP or an alternative basis for reimbursement and implementing a third-party vendor option for pharmaceutical sales. During 2004, we believe that the reductions in reimbursement for drugs will be largely offset by the increase in reimbursement for other practice expenses, with the main impact of the legislation on oncology reimbursement occurring in 2005 and beyond.

The legislation represents the most significant cut in government support for cancer patients in the history of the Medicare program, and does not achieve the balanced reform for which we have worked so hard. US Oncology will remain firmly engaged in Washington, working to ensure that cancer patients in the United States continue to have access to the care they need. While we believe that the legislation will negatively impact patient access to care, we remain dedicated to reducing this impact as much as feasible. We will also continue to inform policymakers in Washington and work with them to curtail threats to access that we see resulting from the reduced reimbursement.

We believe that oncology practices, both inside and outside our network, will continue to value the effective management services we offer to them. We are optimistic that in this new reimbursement environment oncology practices will also embrace our strategies: (a) helping practices lower their pharmaceutical and administration costs, (b) providing the capital and expertise to expand and diversify into radiation oncology and diagnostic radiology, (c) providing sophisticated management services to enhance profitability, and (d) providing access to and managing clinical research trials. We will continue to assist our practices in negotiations with private payors, in implementing programs to enhance efficiencies with respect to drugs and in expanding service offerings such as PET and IMRT. In addition, we are optimistic that the passage of the prescription drug bill will reduce uncertainty regarding prospective Medicare reimbursement for oncology, allowing us to pursue and implement our strategies in a more focused and effective manner.

Impact on Existing Medicare Business

The new reimbursement methodology under the Medicare prescription drug bill will adversely impact financial results of oncologists, including those in the US Oncology network, with respect to Medicare patients, which will, in turn, under our service agreements with affiliated practices adversely impact US Oncology’s financial results. Medicare is our affiliated PPM practices’ largest payor, representing approximately 38% of their net patient revenue. We believe that this impact will largely occur in 2005 and beyond. In 2004, we believe the increases in practice expense reimbursement will largely offset the decreases in pharmaceutical reimbursement under the Medicare prescription drug legislation.

Application of the expected Medicare 2005 reimbursement rates to our historical results of operations for the first nine months of 2003 would reduce, on a pro forma basis, our net revenue for the nine months ended Sept. 30, 2003 by approximately 2% and our net income and earnings per share by approximately 30%. To arrive at those results, we mathematically applied those 2005 rates to our net revenue for the first nine months of 2003 and made no other adjustment to our historical results. The pro forma financial information is for illustrative purposes only, and we do not believe the information is indicative of future results.

Given the effect of the Medicare drug legislation, we are not at this time giving guidance for projected results of operations for 2004 or beyond. Other matters that could impact our future results include: (a) any growth in our business, including from new cancer centers, PET installations or otherwise expanding operations of affiliated physician groups, (b) the extent to which non-governmental payors change their reimbursement rates, (c) changes in practice performance or behavior, including the extent to which physicians continue to administer drugs to Medicare patients, or changes in our contracts with physicians, (d) reduced expenses or changes in our cost structure, including any change in the prices we pay for drugs, (e) any other changes in reimbursement or practice activity that are unrelated to the prescription drug legislation or (f) any repurchases of our common stock made after Sept. 30, 2003.

This pro forma financial information outlined above should be read in conjunction with the cautionary statements contained in this release and the “Risk Factors” included in US Oncology’s Annual Report on Form 10-K for 2002 and subsequent filings with the Securities and Exchange Commission. For all the reasons outlined in this release, readers are cautioned not to place undue emphasis on the pro forma information.

Conference Call

US Oncology will host a conference call for investors on Tuesday, Dec. 2, at 10 a.m., CST. Investors are invited to access the call at 1-877-615-1716 and reference password “US Oncology.” The conference call also can be accessed via Web cast. Details of the Web cast are available at www.usoncology.com.

A replay of the conference call will be available through Dec. 9, 2003 at 1-800-642-1687. The access code for the replay is 4266269.

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is America’s premier cancer-care services company. The company provides comprehensive services to a network of affiliated practices – comprising more than 875 affiliated physicians in over 450 sites, including 78 integrated cancer centers – in 30 states, with the mission of expanding access to and improving the quality of cancer care in local communities. These practices care for approximately 15 percent of the country’s new cancer cases each year.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements concerning business outlook, reimbursement outlook, expected financial results, business development activities and all other statements other than statements of historical fact included in this news release are forward-looking statements. Although the company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

Matters relating to the prescription drug legislation that could impact future results and financial condition or otherwise affect expectations include the way in which the bill is implemented, including the precise nature of the increase in practice expense reimbursement and the third party vendor programs included in the bill, the extent to which non-governmental payors change reimbursement, changes in pharmaceutical pricing as a result of the legislation, other changes to the cancer delivery system precipitated by the legislation, limitations in the ability of practices to continue offering chemotherapy services to Medicare patients or maintaining existing practice sites, how physicians will respond to the legislation, including with respect to retirement or choice of practice setting, how our development activities will be impacted by legislation, and the possibility of additional impairments of assets, including management services agreements.

Other matters that could further impact future results and financial condition include reimbursement rates, including in particular, reimbursement for pharmaceutical products, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the company’s affiliated physician practices. Please refer to the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for 2002 and subsequent SEC filings, for a more extensive discussion of factors that could cause actual results to differ materially from the company’s expectations.